Exhibit 10.1

CONFIDENTIAL

SUPERIOR GROUP OF COMPANIES, INC.

PERFORMANCE SHARES AGREEMENT

THIS PERFORMANCE SHARES AWARD (”Agreement”), dated May 6, 2024 (the “Date of Grant”), is granted by Superior Group of Companies, Inc., a Florida corporation (the “Company”) to Michael Benstock (the “Grantee”) pursuant to the Company’s 2022 Equity Incentive and Awards Plan (the “Plan”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings given to them in the Plan.

WHEREAS, the Company believes it to be in the best interests of the Company, its subsidiaries and its shareholders for its officers and other key employees to obtain or increase their stock ownership interest in the Company so that they will have a greater incentive to work for and manage the Company’s affairs in such a way that its shares may become more valuable; and

WHEREAS, the Grantee is employed by the Company or one of its subsidiaries as an officer or other key employee and has been selected by the Board of Directors of the Company, directly or acting through its Compensation Committee (the “Committee”), to receive a Performance Shares award;

NOW, THEREFORE, in consideration of the premises and of the services to be performed by the Grantee, the Company and the Grantee hereby agree as follows:

1.    GRANT

(a)    Number of Performance Shares. Subject to the terms and conditions of this Agreement and the Plan, the Company grants to the Grantee an Award of 125,000 Performance Shares (as defined in the Plan) subject to vesting under Section 2 (the “Performance Shares”).

(b)    Performance Shares. Each Performance Share is a bookkeeping entry that records the equivalent of one Share. Upon the vesting of the Performance Shares as provided in Section 2, the vested Performance Shares will be settled as provided in Section 3.

2.    VESTING

(a)    Vesting of Performance Shares. Subject to the Committee’s ability to accelerate vesting pursuant to Section 11(c) of the Plan:

(i)    One third (1/3) of the Performance Shares shall vest upon the following conditions being satisfied: (x) during January 1, 2024 through December 31, 2024, inclusive, and as of December 31, 2024, the thirty (30) day rolling average closing price of the Company’s common stock equals or exceeds one hundred fifteen percent (115%) of the closing price of the Company’s common stock on May 10, 2024 or (y) at any time during January 1, 2025 through December 31, 2027, inclusive, the thirty (30) day rolling average closing price of the Company’s common stock equals or exceeds one hundred fifteen percent (115%) of the closing price of the Company’s common stock on May 10, 2024, and (z) the Grantee remains continuously employed by the Company or one of its subsidiaries from the Date of Grant until twelve (12) months after the condition in subpart 2(a)(i)(x) or 2(a)(i)(y) has been satisfied (“Vesting Date #1”);

(ii)    One third (1/3) of the Performance Shares shall vest upon the following conditions being satisfied: (x) during January 1, 2024 through December 31, 2024, inclusive, and as of December 31, 2024, the thirty (30) day rolling average closing price of the Company’s common stock equals or exceeds one hundred thirty percent (130%) of the closing price of the Company’s common stock on May 10, 2024 or (y) at any time during January 1, 2025 through December 31, 2027, inclusive, the thirty (30) day rolling average closing price of the Company’s common stock equals or exceeds one hundred thirty percent (130%) of the closing price of the Company’s common stock on May 10, 2024, and (z) the Grantee remains continuously employed by the Company or one of its subsidiaries from the Date of Grant until twelve (12) months after the condition in subpart 2(a)(ii)(x) or 2(a)(ii)(y) has been satisfied (“Vesting Date #2”);

(iii)    One third (1/3) of the Performance Shares shall vest upon the following conditions being satisfied: (x) during January 1, 2024 through December 31, 2024, inclusive, and as of December 31, 2024, the thirty (30) day rolling average closing price of the Company’s common stock equals or exceeds one hundred fifty percent (150%) of the closing price of the Company’s common stock on May 10, 2024 or (y) at any time during January 1, 2025 through December 31, 2027, inclusive, the thirty (30) day rolling average closing price of the Company’s common stock equals or exceeds one hundred fifty percent (150%) of the closing price of the Company’s common stock on May 10, 2024, and (z) the Grantee remains continuously employed by the Company or one of its subsidiaries from the Date of Grant until twelve (12) months after the condition in subpart 2(a)(iii)(x) or 2(a)(iii)(y) has been satisfied (“Vesting Date #3” or “Final Vesting Date”);

(iv)    Each of Vesting Date #1, Vesting Date #2, and Vesting Date #3, may be referred to as an “applicable Vesting Date”; and

(v)    Each vesting event listed in subsections 2(a)(i)-(iii) is independent. As such, it is possible for Grantee to earn more than one tranche of Performance Shares, and for multiple tranches to be earned either simultaneously or over separate periods of time depending on the Company’s stock price. However, in no event shall the total number of Performance Shares that vest exceed the number of Shares determined in accordance with Section 1 and in no event shall the Grantee receive Shares multiple times for the same Performance Shares tranche being earned; once a tranche of Performance Shares is earned, the same tranche may not be earned again.

(b)    Change of Control. Notwithstanding anything to the contrary in this Agreement, if a Change of Control of the Company occurs prior to the Final Vesting Date, then all of the unvested Performance Shares for which the stock price required for those Performance Shares to vest pursuant to this Agreement is equal to or less than the per share price of the Company’s common stock paid as part of the Change of Control event shall immediately vest.

3.    SETTLEMENT

The Company shall settle the vested Performance Shares after the applicable Vesting Date on a date selected by the Company (the “Settlement Date”), but not later than thirty (30) days after the applicable Vesting Date. On the Settlement Date, the vested Performance Shares shall be settled by issuing and delivering to the Grantee one Share for each vested Performance Share, and the Company shall enter the Grantee’s name on the books of the Company as the shareholder of record with respect thereto. Upon such issuance, each settled Performance Share shall be cancelled.

4.    RESTRICTIONS

(a)    No Transfer. The Performance Shares granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of; provided, that if the Grantee dies after an applicable Vesting Date but prior to the corresponding Settlement Date, the vested Performance Shares shall be transferable by will or the laws of descent and distribution. The Company has the right, by notice to the Grantee, to cause the Performance Shares to be forfeited effective as of the date of the prohibited transfer or purported prohibited transfer thereof. In addition, the Grantee acknowledges that any Shares issued upon settlement of the Performance Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed without (i) an effective registration statement or post-effective amendment to a registration statement under the Securities Act of 1933, as amended, with respect to such shares, or (ii) an opinion of counsel presented to the Company and satisfactory to the Company to the effect that the proposed disposition of such shares by the Grantee may lawfully be made otherwise than pursuant to an effective registration statement or post-effective amendment to a registration statement. Any prohibited transfer will be null and avoid ab initio and will be invalid and ineffective as to the Company, and the Company shall not be required (i) to transfer on its books any Performance Shares, or any shares issued upon settlement thereof, which shall have been sold, assigned, transferred, pledged, hypothecated or otherwise disposed of in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of any such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so sold, assigned, transferred, pledged, or hypothecated.

(b)    No Rights of a Shareholder. Other than with respect to dividends, the Grantee shall not have any of the rights or privileges of a shareholder (including the right to vote) or otherwise be deemed the holder of the Shares underlying the Performance Shares for any purpose, and nothing in this Agreement shall be construed to confer upon the Grantee any of the rights, privileges or obligations of a shareholder of the Company, unless and until Common Stock is actually issued to and held of record by the Grantee upon settlement of the Performance Shares under this Agreement. With respect to dividends, the Grantee shall be entitled to receive dividends on Performance Shares prior to the Performance Shares vesting if and once the share price(s) condition specified in subsections 2(a)(i)-(iii) has been satisfied. The Grantee shall not be entitled to receive dividends on the Performance Shares prior to the share price(s) condition specified in subsections 2(a)(i)-(iii) being satisfied.

5.    FORFEITURE; TERMINATION OF EMPLOYMENT

(a)            Forfeiture of Unvested Performance Shares. If the Grantee’s employment with the Company and its subsidiaries terminates for any reason prior to the Final Vesting Date (including by reason of death, disability, retirement, resignation for any reason or termination by the Company or one of its subsidiaries for any reason (whether with or without cause)), then all of the unvested Performance Shares shall be forfeited to the Company under Section 5(c) simultaneously with the employment termination.

(b)         Leave of Absence. In addition, if the Grantee takes a military, sick leave or other bona fide leave of absence from the Company and its subsidiaries, and the period of such leave exceeds 3 months (unless otherwise permitted by the Company), the Grantee will be considered to have terminated employment from the Company and its subsidiaries for purposes hereof on the later of (i) the first day immediately following such 3-month period, or (ii) the last day that the Grantee’s right to reemployment following the end of such leave is guaranteed by law or contract with the Company or a subsidiary.

(c)            Effect of Forfeiture. If Performance Shares are forfeited, then, effective as of the time of forfeiture, such Performance Shares shall be automatically and immediately cancelled and forfeited to the Company and shall no longer be outstanding, without payment of any consideration by the Company and without the need for notice from or any further action by the Company, and neither the Grantee nor any of Grantee’s successors, heirs, assigns or personal representatives shall thereafter have any further right, title or interest in or to such forfeited Performance Shares or the benefits of ownership thereof.

6.    TAX WITHHOLDING

The Grantee shall make appropriate arrangements with the Company, in accordance with the Plan and in a manner deemed satisfactory to the Committee, to provide for the withholding or payment of the amount that the Company considers necessary to satisfy its withholding obligations upon the grant, vesting, lapse or settlement of the Performance Shares. The Grantee may satisfy any tax withholding obligation of the Company arising from settlement of this Award, in whole or in part, by paying such tax obligation in cash or by check made payable to the Company, or by electing to have the Company withhold shares of Common Stock having a Fair Market Value on the date of settlement equal to the amount required to be withheld, subject to such rules as the Committee may adopt. In any event, the Company reserves the right to withhold from any compensation otherwise payable to the Grantee such amount as the Company determines is necessary to satisfy the Company’s tax withholding obligations arising from this Award.

7.    AMENDMENT OR MODIFICATION

Except as provided otherwise herein, no term or provision of this Agreement may be amended, modified or supplemented orally, but only by an instrument in writing signed by the party against which or whom the enforcement of the amendment, modification or supplement is sought; provided, however, that this Agreement may be amended, modified, supplemented or cancelled without the Grantee’s consent in accordance with the terms of the Plan.

8.    LIMITED INTEREST

(a)    No Right to Employment. The grant of this Award shall not confer on the Grantee any right to continue as an employee, nor interfere in any way with the right of the Company or any subsidiary to terminate the Grantee at any time.

(b)    Capital Structure. The grant of this Award shall not affect in any way the right or power of the Company or any of its subsidiaries to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s or any subsidiary’s capital structure or its business, or any merger, consolidation or business combination of the Company or any subsidiary, or any issuance or modification of any term, condition, or covenant of any bond, debenture, debt, preferred stock or other instrument ahead of or affecting the Common Stock or the rights of the holders of Common Stock, or the dissolution or liquidation of the Company or any subsidiary, or any sale or transfer of all or any part of its assets or business or any other Company or subsidiary act or proceeding, whether of a similar character or otherwise.

9.    GOVERNING LAW; PLAN

This Agreement shall be governed by the internal laws of the state of Florida as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Any legal action or proceeding with respect to the Plan or the Performance Shares may only be brought and determined in a court sitting in the County of Hillsborough, or the Federal District Court for the Middle District of Florida sitting in the County of Hillsborough, in the State of Florida. The Company may require that the action or proceeding be determined in a bench trial.

ALL PARTIES ACKNOWLEDGE THAT THIS PERFORMANCE SHARES AWARD IS GRANTED UNDER AND PURSUANT TO THE PLAN, WHICH SHALL GOVERN ALL RIGHTS, INTERESTS, OBLIGATIONS, AND UNDERTAKINGS OF BOTH THE COMPANY AND THE GRANTEE. ALL CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THIS PERFORMANCE SHARES AGREEMENT SHALL HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE PLAN.

10.    SEVERABILITY

If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable, or would disqualify this Award under any law the Committee deems applicable, then such provision will be construed or deemed amended to conform to the applicable law, or if the Committee determines that the provision cannot be construed or deemed amended without materially altering the intent of this Agreement, then the provision will be stricken and the remainder of this Agreement will remain in full force and effect.

11.    COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Grantee has executed this Agreement all as of the day and date first above written.

SUPERIOR GROUP OF COMPANIES, INC.

/s/ Michael Koempel

By:         Michael Koempel, Chief Financial Officer

/s/ Michael Benstock

               Michael Benstock

(Grantee)